EXHIBIT 99.1

Merrill Merchants Bancshares, Inc. Reports Record Third Quarter 2006 Earnings of $1.6 million, a 13% increase.

Bangor, Maine, October 19, 2006: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq: MERB), the parent company of Merrill Merchants Bank, reported net income of $1.6 million for the three months ended September 30, 2006, a 13% increase over the same period last year. The Company reported diluted earnings per share of $0.46 for the third quarter of 2006, a 12% increase over 2006’s third quarter earnings per share of $0.41.

The Company reported net income of $4.5 million or earnings per share of $1.26 on a fully diluted basis for the nine months ended September 30, 2006, compared to $4.1 million or earnings per share of $1.14 for the same period last year.

Balance Sheet. The Company’s consolidated assets were $445.0 million at September 30, 2006, an increase of $36.9 million or 9% from the same date a year ago. Comparing September 30, 2006 and 2005, total loans grew $19.0 million or 6%. Loans to businesses increased 11% and consumer loans grew 26% from a year ago. Real estate loan activity has slowed compared to 2005; however, growth was steady with the commercial real estate portfolio increasing 4%, home equity balances growing 11% and residential mortgages up 4%. Construction balances decreased $4.0 million from a year ago.

Total deposits were $358.3 million at September 30, 2006 compared to $325.0 million a year ago, representing growth of $33.3 million or 10%. Short-term interest rate increases and stock market volatility have spurred a migration of funds from core deposits as well as an influx of new funds to higher yielding certificates of deposit (CDs). CDs grew $34.9 million or 30% from a year ago. Comparing September 30, 2006 and 2005, money market balances increased $3.0 million while savings account balances decreased $4.4 million and checking accounts declined $114,000.

Net Income. The Company’s net income for the nine months ended September 30, 2006 amounted to $4.5 million compared to $4.1 million for the same period in 2005, an increase of 11%. Return on assets and return on equity were 1.40% and 16.87%, respectively, for the nine months of 2006 compared to return on assets of 1.42% and return on equity of 16.95% for the same period in 2005.

Net income for the third quarter of 2006 was $1.6 million compared to $1.5 million for the same period in 2005, an increase of 13%. Return on assets and return on equity were 1.48% and 17.89%, respectively, for the third quarter of 2006 compared to return on assets of 1.45% and return on equity of 17.60% for the same period in 2005.

Net Interest Income. Net interest income increased $1.1 million, or 10%, for the nine months ended September 30, 2006 to $12.7 million. The increase was driven by $44.4 million of growth in average earning assets for the first nine months of 2006 compared to the same period in 2005. The Company’s net interest margin decreased to 4.12% for the nine months ended September 30, 2006, compared to 4.22% for the same period in 2005 as the cost of funds increased by 93 basis points while the yield on earning assets increased 71 basis points.

Net interest income increased $341,000, or 8%, for the third quarter of 2006 to $4.4 million. The increase was driven by $40.8 million of growth in average earning assets for the third quarter of 2006 compared to the same period in 2005. The Company’s net interest margin for the third quarter of 2006 and 2005, was 4.21% and 4.29%, respectively.

Non-Interest Income. Non-interest income was $4.1 million for the nine months ended September 30, 2006, an increase of $271,000 compared to the same period in 2005. The 7% increase in non-interest income was due to an increase in trust fees of $157,000, increases in service charges on deposit accounts of $69,000 and an increase in investment security gains of $49,000.

Non-interest income was $1.3 million for the third quarter of 2006, an increase of 11% from the same period in 2005. The $134,000 increase in non-interest income was due to growth in trust fees of 14% and an increase in mortgage banking income of 74%.

Non-Interest Expense. Non-interest expense totaled $9.5 million for the nine months ended September 30, 2006 compared to $8.9 million for the same period last year. The increase in non-interest expense of $672,000, or 8%, was due to an increase in personnel costs of 8%, increases in occupancy, equipment and data processing expenses of 5% and an increase in other expenses of 8%. Personnel costs increased $430,000 due to normal salary increases and additional staffing required as a result of asset growth, and other expenses increased $165,000 due to increases in professional fees, ATM/debit card processing expense and postage costs.

Non-interest expense totaled $3.2 million for the third quarter of 2006 compared to $3.0 million for the same period last year. The increase in non-interest expense of $219,000, or 7%, was due to increases in personnel costs of $135,000 and increases in other expenses of $42,000.

Shareholders’ Equity. At September 30, 2006, shareholders’ equity totaled $37.2 million. The net increase of $3.7 million for the nine months of 2006 was attributable to net income of $4.5 million and proceeds from stock option exercises of $176,000 less cash dividends of $1.9 million and common stock repurchases of $89,000. In the third quarter of 2006, the Company declared a cash dividend of $.18 per share on the Company’s common stock. This was an increase of 16% over last year’s third quarter dividend.

On June 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5%, of its outstanding shares of common stock. As of September 30, 2006, 25,894 shares had been repurchased under the program. During the third quarter of 2006, the Company repurchased 3,757 shares at an average price of $23.58 per share. Repurchases will be made from time to time at the discretion of Company management.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration (SBA) and was a leading SBA lender in the State of Maine in 2006.

MERRILL MERCHANTS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share data)	2006	2005	2006	2005

Interest income	$7,349	$5,951	$20,679	$16,513
Interest expense	2,947	1,890	8,027	4,962
Net interest income	4,402	4,061	12,652	11,551
Provision for loan losses	87	106	346	300
Non-interest income	1,336	1,202	4,051	3,780
Non-interest expense	3,169	2,950	9,533	8,861
Income before income taxes	2,482	2,207	6,824	6,170
Income taxes	835	745	2,311	2,086
Net income	$1,647	$1,462	$4,513	$4,084

Per share data
Basic earnings per common share (1)	$0.46	$0.41	$1.27	$1.15
Diluted earnings per common share (1)	$0.46	$0.41	$1.26	$1.14

(1)	Adjusted to reflect the 3% stock dividend in March 2006.

SELECTED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,		December 31,
(In thousands)	2006	2005	2005

Total assets	$444,952	$408,031	$417,073
Loans receivable	330,045	311,064	318,965
Allowance for loan losses	(4,214)	(4,083)	(4,086)
Loans held for sale	859	1,393	925
Investment securities	79,098	70,168	72,489
Deposits	358,281	324,995	331,414
Borrowings	44,351	44,900	47,008
Shareholders' equity	37,229	33,522	34,352

Off-Balance Sheet
Trust assets under management	381,222	358,359	365,950
Mortgage servicing portfolio	152,974	132,806	141,125

SELECTED CONSOLIDATED AVERAGE BALANCES
(Unaudited)

	Three Month Period September 30,		Nine Month Period September 30,
(In thousands)	2006	2005	2006	2005

Total assets	$441,724	$401,259	$429,807	$383,964
Loans and loans held for sale	332,009	304,249	327,231	293,960
Investment securities	80,376	66,605	78,524	65,924
Deposits	354,393	321,817	339,260	305,692
Borrowings	45,432	42,293	50,088	42,118
Shareholders' equity	36,541	32,947	35,768	32,216

OTHER SELECTED CONSOLIDATED DATA
(Unaudited)
	At or for the Three Months Ended September 30,		At or for the Nine Months Ended September 30,
	2006	2005	2006	2005

Return on average assets (1)	1.48%	1.45%	1.40%	1.42%
Return on average equity (1)	17.89%	17.60%	16.87%	16.95%
Leverage ratio	8.32%	8.22%	8.32%	8.22%
Net interest margin (1)	4.21%	4.29%	4.12%	4.22%
Non-performing assets to total assets	0.22%	0.21%	0.22%	0.21%
Net loan charge-offs to average net loans (1)	0.07%	0.08%	0.04%	0.04%
Allowance for loan losses to total loans	1.28%	1.31%	1.28%	1.31%
Number of shares outstanding (2)	3,550,010	3,538,702	3,550,010	3,538,702
Weighted-average shares outstanding-diluted (2)	3,572,795	3,570,894	3,570,070	3,568,953
Book value per share (2)	$10.49	$9.47	$10.49	$9.47

(1)	Computed on an annualized basis.
(2)	Adjusted to reflect the 3% stock dividend in March 2006.

This press release and the documents incorporated by reference herein contain certain forward-looking statements. These forward-looking statements may be contained in this press release, quarterly and annual filings with the Securities and Exchange Commission (the “SEC”), the Annual Report to Shareholders, other filings with the SEC, and in other communications by Merrill Merchants Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Merrill Merchants Bank (the “Bank”), which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. In preparing these disclosures, management must make assumptions, including, but not limited to, the level of future interest rates, prepayments on loans and investment securities, required levels of capital, needs for liquidity, and the adequacy of the allowance for loan losses. These forward-looking statements may be subject to significant known and unknown risks, uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the facts which affect the Company's business.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800